September 26, 2005

Dear Fellow Stockholder:

For your information, enclosed is a copy of a recent press release announcing that the Board of Directors of FirstFed Bancorp, Inc. has approved proceeding with a proposed “going private” transaction. As a result of the transaction, we will be able to elect to be taxed as a Subchapter S corporation.

As stated in the press release, detailed information regarding the proposed transaction will be forthcoming, primarily in the form of a proxy statement that will be sent to all FirstFed Bancorp stockholders for the purpose of soliciting their votes in favor of the transaction. Among other closing conditions, stockholders must approve the transaction before it may be completed.

Please contact me or Lynn Joyce at (205) 428-8472 with any questions you have at this time.

Sincerely,

/s/ B.K . Goodwin III

B.K. (“Skipper”) Goodwin III
Chairman, Chief Executive Officer, and President

[THE LEGENDS APPEARING IN ITALICS AT THE END OF THE ENCLOSED PRESS RELEASE APPLY TO THIS LETTER AS IF THEY APPEARED HEREON.]

PRESS RELEASE

FIRSTFED BANCORP, INC. ANNOUNCES PROPOSED GOING PRIVATE TRANSACTION

Bessemer, AL. – September 21, 2005 – FirstFed Bancorp, Inc. (NASDAQ: FFDB) (the “Company”), the holding company for First Financial Bank (the “Bank”), announced today that the Company’s Board of Directors has approved proceeding with the Company’s previously announced proposed going private transaction by merging the Company with a wholly-owned subsidiary of the Company in organization. The proposed transaction would reduce the number of stockholders of record from approximately 375 to less than 100. Following the proposed merger, the surviving entity would continue operations of the Company as a privately held corporation that would not be required to file periodic public reports with the Securities and Exchange Commission (the “SEC”). In addition, the Company would elect to be taxed as a Subchapter S corporation.

The terms of the proposed merger are expected to provide that each stockholder of record of the Company holding less than 10,000 common shares or who does not meet the Company’s requirements to be a qualified Subchapter S corporation stockholder would receive cash at a price equal to the fair value per share of the common stock, which price the Board of Directors has currently established based on current conditions and on an independent valuation by a qualified valuation firm and other factors to be $11.00. If consummated as planned, stockholders of record who own 10,000 or more common shares and who meet the Company’s requirements to be qualified Subchapter S corporation stockholders would continue to hold the same number of shares of the surviving corporation after the merger and would not receive any cash for their shares.

The Board of Directors believes that there are a number of advantages of the proposed transaction, including relief from the significant burden and costs associated with regulatory and reporting requirements and the election of S Corporation status to reduce corporate income tax liability.

The Company intends to finance the proposed merger with a combination of debt and equity financing. Debt financing will be in the form of a third party loan to finance the purchase by the Company’s ESOP of approximately 600,000 shares. The Company also intends to offer shares of common stock in a private offering. Although the Company has no purchase commitments at this time, it anticipates that certain directors and executive officers of the Company and other current stockholders may purchase shares in the private offering.

Consummation of the proposed transactions is conditioned upon the filing of the requisite reports with the SEC, review by and consent of the Federal Reserve, approval of the Company’s stockholders, the ESOP debt financing, the sale of stock in the private offering, and other conditions. Therefore, there is no assurance that the transaction will be consummated on the terms described in this press release or at all.

        If all closing conditions are fulfilled timely, the Company expects to close the transaction during the fourth quarter of 2005. The Company is not providing any recommendation as to whether stockholders should buy or sell their common shares should stockholders decide to adjust their common stock holdings prior to the transaction.

The Company is headquartered in Bessemer, Alabama, and the Bank operates through its main/executive office in Bessemer and full-service offices in Centreville, Hoover, Hueytown, Pelham, Vance, West Blocton and Woodstock.

# # #

THIS PRESS RELEASE MAY CONTAIN “FORWARD-LOOKING STATEMENTS” AS DEFINED UNDER THE FEDERAL SECURITIES LAWS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS ASSUMPTIONS, RISKS AND UNCERTAINTIES BECAUSE OF THE POSSIBILITY OF CHANGES IN UNDERLYING FACTORS AND ASSUMPTIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS FOR A VARIETY OF FACTORS INCLUDING, AMONG OTHERS: THE ABILITY OF THE COMPANY AND OTHERS TO OBTAIN VARIOUS REGULATORY APPROVALS/CONSENTS TO PROCEED WITH THE PROPOSED TRANSACTION; THE ABILITY OF THE COMPANY TO OBTAIN STOCKHOLDER APPROVAL OF THE PROPOSED TRANSACTION; AND THE ABILITY OF THE COMPANY TO SUCCESSFULLY COMPLETE THE PROPOSED PRIVATE OFFERING. BECAUSE OF THE RISKS AND UNCERTAINTIES INHERENT IN FORWARD-LOOKING STATEMENTS, READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THEM. WHETHER INCLUDED IN THIS PRESS RELEASE OR MADE ELSEWHERE FROM TIME TO TIME BY THE COMPANY OR ON ITS BEHALF, EXCEPT AS MAY BE REQUIRE BY APPLICABLE LAW OR REGULATION, THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.

THE COMPANY WILL FILE A PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CONCERNING THE PROPOSED TRANSACTION WITH THE SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS WILL BE ABLE TO OBTAIN THESE DOCUMENTS FREE OF CHARGE FROM THE COMPANY, ATTENTION: LYNN J. JOYCE, SECRETARY AND CHIEF FINANCIAL OFFICER, 1630 FOURTH AVENUE NORTH, BESSEMER, AL 35020.

THE DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER MEMBERS OF MANAGEMENT OF THE COMPANY MAY BE SOLICITING PROXIES IN FAVOR OF THE PROPOSED GOING PRIVATE TRANSACTION FROM THE COMPANY’S SHAREHOLDERS. FOR INFORMATION ABOUT THESE DIRECTORS, EXECUTIVE OFFICERS AND MEMBERS OF MANAGEMENT, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004, WHICH IS AVAILABLE AT THE SEC’S WEBSITE (WWW.SEC.GOV) AND FROM THE COMPANY AT THE ADDRESS PROVIDED IN THE PRECEDING PARAGRAPH.

THIS PRESS RELEASE IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY COMMON STOCK.

CONTACT:

FirstFed Bancorp, Inc.
B. K. Goodwin III
Chairman and Chief Executive Officer
or
Lynn J. Joyce
Secretary and Chief Financial Officer
(205) 428-8472